                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


     May 4, 1999 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced net earnings for the quarter ended March 31, 1999 of $2.9 million or $0.35 per diluted share on revenues of $21.1 million. Net earnings in the comparable 1998 quarter were $3.5 million or $0.42 per diluted share on revenues of $16.0 million.

     Revenues increased in the North Sea by $5.3 million largely due to the addition of several vessels during the course of 1998. The Company added five vessels in February 1998 with the acquisition of Brovig Supply ASA. Additionally, the Company took delivery of two newbuild vessels, the Highland Rover (March 1998) and the Highland Spirit (November 1998). Revenues in the region also benefited from the addition of two vessels bareboat chartered by the Company during 1998. The addition of the new, highly specialized vessels, coupled with existing contracts resulted in a slight increase in the average dayrate for North Sea capable vessels. The increased dayrates on these vessels offset the otherwise deteriorating chartering market which has been adversely impacted by low oil prices and resultant reduction in exploration and development activity. Outside of the North Sea, lower utilization and a reduction in the number of the Company's vessels operating in Southeast Asia resulted in decreased revenue which was largely offset by the addition of the bareboat chartered vessel, Leopard Bay, presently operating in Brazil.

     Operating income remained fairly constant between the two periods in spite of the increased revenues due, in part, to higher operating costs associated with the three bareboat chartered vessels, as well as increased depreciation from the newly acquired vessels. Bareboat charter rates are generally higher than depreciation charges for a vessel.

     Interest expense, net of interest income, for the quarter increased to $2.2 million in the quarter ended March 31, 1999 compared to $1.4 million in the same quarter of 1998 as a result of the vessel acquisitions described above and the placement of $130 million, 8.75% Senior Notes completed by the Company in June 1998. Capitalized interest in each period was approximately $0.3 million.

     The Company's current financial position is strong with approximately $41.3 million of net working capital, including $31.5 million in cash. Additionally, the Company has $75 million of availability under its credit facility. The Company has two vessels under construction with delivery expected in the second quarter of this year. Cash required to complete these vessels is expected to be approximately $4 million. The Company expects to drydock nine (9) vessels during the remaining three quarters of 1999 and anticipates a budget for this purpose of less than $3 million.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of forty-two (42) offshore support vessels, primarily in the North Sea, offshore Southeast Asia and Brazil.


Contact:     Kevin D. Mitchell, Controller
             (713) 963-9522
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     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: prices of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GULFMARK OFFSHORE, INC.
Press Release - For Immediate Release
May 4, 1999

                          OPERATING RESULTS
                       (in 000's except per share amounts)

                                                               Three Months Ended
                                                                    March 31
                                                               -------------------
                                                                 1999       1998
                                                               --------   --------
REVENUES..................................................     $ 21,127   $ 16,046
Direct operating expenses.................................       (9,946)    (5,794)
General and administrative expenses.......................       (1,643)    (1,369)
Depreciation and amortization.............................       (3,120)    (2,359)
                                                                --------   --------
  OPERATING INCOME........................................        6,418      6,524

Interest expense, net of interest income..................       (2,172)    (1,382)
Other, net................................................         (108)       (70)
                                                                --------   --------
Income before income taxes................................        4,138      5,072
Income tax provision......................................       (1,230)    (1,605)
                                                                --------   --------
  Net income..............................................     $  2,908   $  3,467
                                                                ========   ========
BASIC EARNINGS PER SHARE:
  INCOME FROM CONTINUING OPERATIONS.......................     $   0.36   $   0.43
                                                                ========   ========
DILUTED EARNINGS PER SHARE:
  INCOME FROM CONTINUING OPERATIONS.......................     $   0.35   $   0.42
                                                                ========   ========
Weighted average common shares............................        8,123      7,976
Weighted average diluted common shares....................        8,251      8,236

Rates per day worked
  North Sea Capable Vessels...............................     $ 10,957   $ 10,511
  Standard Vessels (primarily Southeast Asia).............        4,823      4,598

Overall Utilization %
  North Sea Capable Vessels...............................        95.3%       98.8%
  Standard Vessels (primarily Southeast Asia).............        66.6%       85.9%

Average Owned or Chartered
  North Sea Capable Vessels...............................        19.0        12.0
  Standard Vessels (primarily Southeast Asia).............        12.0        14.0
                                                                --------   -------
    Total.................................................        31.0        26.0
                                                                ========   =======